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                                                                   EXHIBIT 10.59



                                 July 20, 2001

Ms. Chris A. Davis
101 Teresita Way
Los Gatos, CA  95032-6523


Dear Chris:

     I am very pleased to confirm our offer for you to join McLeodUSA Incorporated (the "Company") as Chief Operating and Financial Officer and as a
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member of the Board of Directors (the "Board") and of the Executive Committee of
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the Board.  The details of our employment offer are as follows:

1. Our offer is subject to your signing this letter by August 1, 2001. We expect that you will join the Company as an employee on August 2, 2001 and will assume your duties on a full-time basis as Chief Operating and Financial Officer as soon thereafter as is practicable, but in no event later than August 13, 2001 .

2. While you are employed by the Company, your base salary will be $400,000 per year, subject to annual increase, as determined by the Compensation Committee of the Board (the "Compensation Committee") in its sole
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    discretion, in order to provide you with annual base salary comparable to the annual base salary of similarly situated executives at companies in similar industries having similar revenues and compound annual growth rates.

3. While you are employed by the Company, you will be entitled to receive annual bonus compensation based upon a target bonus opportunity of not less than 50% of your then-current annual base salary in effect for such year. For 2001, the bonus will be prorated for five months. Unless otherwise established for any given year by the Compensation Committee, the target bonus opportunity will be 50% as described above in this paragraph and the applicable performance criteria (which may be based on individual or corporate performance, or a combination thereof) to be achieved for such year to earn the bonus will be in accordance with the Company's bonus policy and practices generally applicable to its other senior executives for such year.
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4.  To compensate you for the loss of your unvested options on shares of common stock of ONI Systems Corp. ("ONI"), you will receive a one-time signing
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    bonus of $5,000,000 within 30 days after you join the Company.

    In addition, to the extent that you exercise any vested portion of your option to purchase ONI common stock and, on the earliest possible date that you can sell shares of ONI common stock in an orderly fashion, you sell any shares of ONI common stock acquired upon the exercise and the gross sale price is less than $24 per share, then, for each share sold (up to a maximum of 162,500 shares), the Company will make an additional payment to you of the difference between the sale price and $24. Any such payment will be made within 30 days after the applicable sale.

5. The Compensation Committee will grant you an option to purchase 6,000,000 shares of common stock of the Company pursuant to the Company's standard option agreement, a copy of which has been previously provided to you. In particular, your option agreement will have the following specific terms:

    a. This stock option will have an exercise price per share based on the closing price of the Company's common stock on the date immediately preceding the date of grant. The stock option will vest in respect of 25% of the shares subject to the stock option upon the commencement of your employment and in respect of an additional 25% of the shares subject to the stock option on each of the next three anniversaries of such date, so long as you are employed by the Company on each such vesting date.

    b. You will have the ability to transfer any Company stock options (or the common stock acquired upon exercise of the stock options) to family members, in accordance with section 12.2 of the Company's stock option plan.

    c. The Company will not require you to wait six months from the date of grant of any Company stock option to exercise the stock option and sell the underlying shares of common stock, as set forth in section 17.3 of the Company's stock option plan.

6. While you are employed by the Company, (1) Company benefits will be provided to you and your eligible dependents, including medical plan coverage, dental plan coverage, 401(k) plan and Employee Stock Purchase Plan participation, subject to satisfying applicable eligibility requirements (if any), (2) you will be eligible for 6 weeks of annual vacation and (3) the Company will provide you with such other benefits as are generally provided by the Company for or on behalf of the senior executives of the Company (other than Clark McLeod's split-dollar life insurance arrangement).

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    In addition, while you are employed by the Company, you will be entitled to receive prompt reimbursement for all reasonable and customary expenses that you incur in performing services hereunder, including all travel expenses and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

    The Company will reimburse your reasonable relocation expenses in connection with your move to Hilton Head. Specifically, the Company agrees to pay for air fare for you and your family, packing, moving and unpacking of your household goods and the moving of three vehicles.

    The Company recognizes that certain of your personal belongings will ultimately be moved to Cedar Rapids and, as part of the relocation package, you will be reimbursed for the final relocation of these items in whatever fashion is most convenient for you and your family. For up to six months, the Company will provide interim transportation and interim housing in a Company corporate apartment or will reimburse you for equivalent accommodations. All relocation reimbursement will be provided to you on a basis on which you suffer no tax disadvantage.

    If, notwithstanding your best efforts to do so, you are unable to sell your residence in San Jose within the first 90 days of your listing it for sale with a reputable broker, the Company will, or will arrange for a third party to, purchase your home for $4.3 million net proceeds after any commission payable and, if the sale is to the Company, the Company will upon the sale become solely responsible for all obligations, liabilities and risks associated with the ownership of the residence. This arrangement will be structured on a basis on which you suffer no tax disadvantage.

    While you are employed by the Company, the Company will provide you with round-trip transportation one time per week between Hilton Head (or, if applicable, San Jose) and Cedar Rapids on a Company airplane. All such transportation will be provided to you on a basis on which you suffer no tax disadvantage.

7. Effective as of the commencement of your employment, the Company and you will enter into the Employment Agreement attached hereto as Exhibit A. When you sign the Employment Agreement, it, rather than this letter, will control in the event of a dispute over the matters covered by paragraphs 2 through 5 of this letter. Paragraph 6, which relates to certain obligations with respect to benefits, relocation and your San Jose residence, is covered only by this letter and is therefore governed by it.

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8.  The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

    Should you have any questions regarding the above items, please do not hesitate to call me, Ted or Tom. If all of the above comports with your understanding of our agreement, please sign and return one copy to me by July 31, 2001 and retain one copy for your records.

    We are very excited to welcome you as a partner, as a member of the Board of Directors and its Executive Committee and as a member of the McLeodUSA team. We look forward to working with you to make McLeodUSA an even more successful company.

                                         With warm regards,

                                         McLeodUSA Incorporated

                                         /s/   Stephen C. Gray
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                                         By:   Stephen C. Gray
                                         Its:  President and Co-Chief Executive
                                               Officer

Accepted this 22nd day of July, 2001.


 /s/ Chris A. Davis
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By:  Chris A. Davis

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